Exhibit 23.1
2025 10-K

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 033-54303, 333-03045, 333-30995, 333-63105, 333-41370, 333-159151, 333-189162, 333-189781, 333-227325, 333-227326 and 333-240325) on Form S-8 of Harte Hanks, Inc. and Subsidiaries of our report dated March 17, 2026, relating to the consolidated financial statements of Harte Hanks, Inc. and Subsidiaries (the Company), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 17, 2026